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                                                                     Exhibit 1.2

                           JEFFERSON BANCSHARES, INC.
                            (a Tennessee corporation)
                             Up to 5,750,000 Shares
                  (Subject to Increase Up to 6,612,500 Shares)

                          COMMON STOCK ($.01 Par Value)
                       Subscription Price $10.00 Per Share

                                AGENCY AGREEMENT
                                ___________, 2003

Keefe, Bruyette & Woods, Inc.
211 Bradenton Drive
Dublin, Ohio 43017-5034

Ladies and Gentlemen:

     Jefferson Bancshares, Inc., a newly formed Tennessee-chartered stock corporation (the "Holding Company"), Jefferson Bancshares, MHC, a federally chartered mutual holding company which owned 82.64% of the common stock of Jefferson Federal Savings and Loan Association of Morristown, a federally chartered savings association (together with its subsidiary, the "Bank") at March 31, 2003 (the "MHC") and the Bank (collectively, the "Jefferson Parties") hereby confirm, jointly and severally, their agreement with Keefe, Bruyette & Woods, Inc. ("KBW" or the "Agent"), as follows:

     Section 1. The Offering. The MHC, in accordance with the Plan of Conversion adopted March 3, 2003 (the "Plan"), intends to convert from mutual to stock form (the "Conversion"). The Conversion is being conducted in accordance with the laws of the United States and the applicable regulations of the Office of Thrift Supervision ("OTS") (such laws and the regulations of the OTS are referred to herein as the "Conversion Regulations"). In connection with the Conversion, the Holding Company will offer stock on a priority basis to (i) Eligible Account Holders; (ii) Employee Plans of the Holding Company; (iii) Supplemental Eligible Account Holders; and (iv) Other Members (all capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings set forth in the Plan). Pursuant to the Plan, the Holding Company is offering a minimum of 4,250,000 and a maximum of 5,750,000 shares (subject to an increase up to 6,612,500 shares) of common stock, par value $.01 per share (the "Common Stock"), in the Subscription Offering, and, if necessary, (i) the Community Offering and/or (ii) a Syndicated Community Offering.

     Pursuant to the Plan, the Holding Company will offer and sell shares of its Common Stock (the "Shares") in the Subscription Offering, Community Offering, and/or Syndicated Community Offering (the "Offerings") and issue shares of its Common Stock (the "Exchange Shares") to existing shareholders of the Bank, other than the MHC, in exchange for their existing shares of the Bank (the "Exchange"). Upon completion of the Offerings and the Exchange, pursuant to the Plan, 100% of the outstanding Common Stock of the Holding Company will be publicly held, 100% of the outstanding

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common stock of the Bank will be held by the Holding Company, and the MHC will cease to exist. The Holding Company will sell the Shares in the Offerings at $10.00 per share (the "Purchase Price"). If the number of Shares is increased or decreased in accordance with the Plan, the term "Shares" shall mean such greater or lesser number, where applicable.

     Pursuant to the Plan, in the Subscription Offering, the Holding Company will offer the Shares, subject to the allocation procedures and purchase limitations set forth in the Plan, in descending order of priority to: (1) Eligible Account Holders; (2) Employee Plans of the Holding Company or the Bank;
(3) Supplemental Eligible Account Holders; and (4) Other Members. The Holding Company may offer Shares, if any, remaining after the Subscription Offering, in the Community Offering on a priority basis to the MHC's public stockholders at the Voting Record Date, and then to the natural persons residing within the Tennessee counties of Cocke, Grainger, Greene, Hamblen, Hawkins, Jefferson, Knox or Sevier County, and then to the general public. In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, Shares available for sale but not subscribed for in the Subscription Offering or purchased in the Community Offering may be offered in the Syndicated Community Offering to the general public on a best efforts basis, as described in subsection 4(c) below.

     In connection with the Conversion and pursuant to the terms of the Plan as described in the Prospectus (as hereinafter defined), immediately following the consummation of the Conversion, subject to the approval of the members of the MHC and compliance with certain conditions as may be imposed by regulatory authorities, the Company will contribute 375,000 shares of newly issued Common Stock to the Jefferson Federal Charitable Foundation (the "Foundation") such shares hereinafter being referred to as the ("Foundation Shares"). In addition, the Company will make a cash contribution to the Foundation equal to $250,000.

     The Holding Company has filed with the U.S. Securities and Exchange Commission (the "Commission" or the "SEC") Registration Statement on Form S-1 (File No. 333-103961) in order to register the Shares, the Exchange Shares and the Foundation Shares under the Securities Act of 1933, as amended (the "1933 Act"), and has filed such amendments thereto as have been required to the date hereof (the "Registration Statement"). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the "Prospectus," except that if any prospectus is filed by the Holding Company pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933 Act (the "1933 Act Regulations") differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

     In connection with the Conversion, the MHC filed with the OTS an application for conversion to a federal interim stock savings association (the "Conversion Application")

                                       2

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and amendments thereto as required by the OTS. The Holding Company has filed with the OTS its application on Form H-(e)1-S (the "Holding Company Application") to become a unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended (the "HOLA"), and the regulations promulgated thereunder. Collectively, the Conversion Application and the Holding Company Application may also be termed the "Applications."

     Section 2. Retention of Agent. Subject to the terms and conditions herein set forth, the Jefferson Parties hereby appoint the Agent as their financial advisor and marketing agent to utilize its best efforts to solicit subscriptions for Shares and to advise and assist the Jefferson Parties with respect to the Holding Company's sale of the Shares in the Offering.

     On the basis of the representations, warranties, and agreements herein contained, but subject to the terms and conditions herein set forth, the Agent accepts such appointment and agrees to consult with and advise the Jefferson Parties as to the matters set forth in the letter agreement, dated February 27, 2003, between the Bank and KBW. It is acknowledged by the Jefferson Parties that the Agent shall not be required to purchase any Shares or be obligated to take any action that is inconsistent with all applicable laws, regulations, decisions or orders.

     Except as described in Section 13(b) of this Agreement, the obligations of the Agent pursuant to this Agreement shall terminate upon the completion or termination or abandonment of the Plan by the Holding Company or upon termination of the Offering, but in no event later than 90 days after the completion of the Subscription Offering (the "End Date"). All fees or expenses due to the Agent but unpaid will be payable to the Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the Jefferson Parties and the Agent may agree to renew this Agreement under mutually acceptable terms and subject to the approval of any governmental agency or regulatory authority having jurisdiction over such matters.

     In the event the Holding Company is unable to sell a minimum of 4,250,000 Shares by the End Date, this Agreement shall terminate and the Holding Company shall refund to any persons who have subscribed for any of the Shares the full amount that it may have received from them plus accrued interest, as set forth in the Prospectus, and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Sections 9, 11 and 12 hereof.

     In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall be paid the fees due to the date of such termination pursuant to Section 4, subparagraph (a) below, and to the reimbursement of expenses pursuant to Section 9 below.

     Section 3. Sale and Delivery of Shares. If all conditions precedent to the consummation of the Conversion, including, without limitation, the sale of all Shares required by the Plan to be sold, are satisfied, the Holding Company agrees to issue, or

                                       3

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have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date (as hereinafter defined) against payment to the Holding Company by any means authorized by the Plan; provided, however, that no funds shall be released to the Holding Company until the conditions specified in Section 10 hereof shall have been complied with to the reasonable satisfaction of the Agent and its counsel. The release of Shares against payment therefor shall be made on a date and at a place acceptable to the Jefferson Parties and the Agent. Certificates for shares shall be delivered directly to the purchasers in accordance with their directions. The date upon which the Holding Company shall release or deliver the Shares sold in the Offering, in accordance with the terms herein, is called the "Closing Date."

     Section 4. Compensation. The Agent shall receive the following compensation for its services hereunder:

     (a) A management fee of $50,000, payable in four consecutive monthly
installments of $12,500, commencing in February 2003 of which $           has
                                                               ----------
been paid. Such fees shall be deemed to have been earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall have earned and be entitled to be paid fees accruing through the stage at which the termination occurred.

     (b) A Success Fee of $600,000 shall be charged upon consummation of the conversion. The management fee described in subparagraph 4(a) shall be applied against the Success Fee described in this subparagraph 4(b).

     (c) If any of the Shares remain available after the Subscription Offering and the Community Offering, at the request of the Bank, KBW will seek to form a syndicate of registered broker-dealers ("Selected Dealers") to assist in the sale of such Shares on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. KBW will endeavor to distribute the Shares among the Selected Dealers in a fashion which best meets the distribution objectives of the Bank and the Plan. KBW will be paid a fee not to exceed 5.5% of the aggregate purchase price of the shares sold by the Selected Dealers. From this fee, KBW will pass on to the Selected Dealers who assist in such offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of Selected Dealers other than KBW shall be transmitted by KBW to such Selected Dealers. The decision to utilize Selected Dealers will be made by the Bank upon consultation with KBW. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 4(c), such fees shall be in addition to payment pursuant to subparagraphs 4(a) and (b).

     Full payment of KBW's fees, as described above, shall be made in next day funds on the earlier of the Closing Date or a determination by the Bank to terminate or abandon the Plan.

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     Section 5. Closing. The closing for the sale of the Shares shall take place on the Closing Date at such location as mutually agreed upon by the Agent and the Jefferson Parties. At the closing, the Jefferson Parties shall deliver to the Agent in next day funds the commissions, fees and expenses due and owing to the Agent as set forth in Sections 4 and 9 hereof and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

     Section 6. Representations and Warranties of the Jefferson Parties. The Jefferson Parties jointly and severally represent and warrant to the Agent that:

     (a) Each of the Jefferson Parties has all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, and, as of the Closing Date, each of the Jefferson Parties will have all such power, authority, authorizations, approvals and orders as may be required to carry out the provisions and conditions hereof and to issue and sell the Shares to be sold by the Company, and to issue and contribute the Foundation Shares and related cash contribution, as provided herein and as described in the Prospectus. The consummation of the Conversion, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of each of the Jefferson Parties. This Agreement has been validly executed and delivered by each of the Jefferson Parties, and is a valid, legal and binding obligation of each of the Jefferson Parties, in each case enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by
(i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

     (b) The Registration Statement was declared effective by the Commission on , 2003. No stop order has been issued with respect to the Prospectus. No
--------
proceedings related to the Prospectus have been initiated or, to the knowledge of the Jefferson Parties, threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the 1933 Act and the 1933 Act Regulations. The Registration Statement and the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was filed with the Commission and at the Closing Date referred to in Section 5, the Registration Statement, including the Prospectus (including any amendment or supplement thereto) and, when taken together with the Prospectus, any Blue Sky Application or Sales Information (as such term is defined in Section 11 hereof) authorized for use by any of

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the Jefferson Parties in connection with the Offerings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Jefferson Parties by the Agent expressly regarding the Agent for use under the caption " The Conversion - Marketing Arrangements."

     (c) The Conversion Application, including the Prospectus, the proxy statement for the solicitation of proxies from members of the MHC for the special meeting to approve the Plan (the "Members' Proxy Statement") and the proxy statement for the solicitation of proxies from stockholders of the Bank for the special meeting to approve the Plan (the "Stockholders' Proxy Statement"), which was prepared by the Company, the MHC and the Bank and filed
with the OTS, was approved by the OTS on           , 2003 and the Prospectus,
                                         ----------
Members' Proxy Statement and Stockholders' Proxy Statement have each been authorized for use by the OTS. The establishment and contribution to the
Foundation was approved by the OTS on           , 2003. At the time of the
                                      ----------
approval of the Conversion Application, including the Prospectus, the Members' Proxy Statement and the Stockholders' Proxy Statement (including any amendment or supplement thereto), by the OTS and at all times subsequent thereto until the Closing Date, the Conversion Application, including the Prospectus, the Members' Proxy Statement and the Stockholders' Proxy Statement (including any amendment or supplement thereto), will comply in all material respects with the Conversion Regulations, except to the extent waived in writing by the OTS and with all applicable provisions of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the regulations of the SEC under the 1934 Act (the "1934 Act Regulations"). The Conversion Application, including the Prospectus, the Members' Proxy Statement and the Stockholders' Proxy Statement (including any amendment or supplement thereto), does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(c) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Company, the MHC, or the Bank by the Agent or its counsel expressly regarding the Agent for use in the Prospectus contained in the Conversion Application under the caption "The Conversion - Marketing Arrangements.

     (d) The Holding Company Application has been prepared by the Company in material conformity with the requirements of the OTS and approved by the OTS. A conformed copy of the Holding Company Application has been delivered to the Agent and its counsel, receipt of which is hereby acknowledged by the Agent.

     (e) No order has been issued by the OTS, the SEC, any state securities administrator or the Federal Deposit Insurance Corporation (the "FDIC") preventing or suspending the use of the Prospectus or any supplemental sales literature authorized by the Jefferson Parties for use in connection with the offering and no action by or

                                       6

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before any such government entity to revoke any approval, authorization or order of effectiveness related to the Conversion is pending or, to the best knowledge of the Jefferson Parties, threatened.

     (f) Pursuant to the Conversion Regulations, the Plan has been approved by the Boards of Directors of the MHC and the Bank and approved by the members of the MHC and stockholders of the Bank; at the Closing Date, the offer and sale of the Shares and all actions in connection with the contribution to the Foundation will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations, and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon the MHC or the Bank by the OTS, the SEC or any other regulatory authority, other than those which the regulatory authority permits to be completed after the Conversion and in the manner described in the Prospectus. To the best knowledge of the Jefferson Parties, no person has sought to obtain review of the final action of the OTS in approving the Plan or in approving the Conversion Application or the Holding Company Application pursuant to HOLA or any other statute or regulation.

     (g) RP Financial, LC, which prepared the appraisal of the aggregate pro forma market value of the Common Stock on which the Offerings were based (the "Appraisal"), has advised the Jefferson Parties in writing that it is independent with respect to each of the Jefferson Parties within the meaning of the Conversion Regulations and the Jefferson Parties believe RP Financial, LC to be expert in preparing appraisals of savings institutions.

     (h) Craine, Thompson & Jones, P.C., which certified the financial statements filed as part of the Registration Statement and the Conversion Application, has advised the Jefferson Parties that it is an independent certified public accountant within the meaning of the Code of Ethics of the AICPA, and Craine, Thompson & Jones, P.C. is, with respect to the Jefferson Parties and each subsidiary thereof, independent certified public accountants as required by the 1933 Act and the 1933 Act Regulations.

     (i) The financial statements, schedules and notes related thereto that are included in the Prospectus fairly present in all material respects the financial condition, results of operations, equity and cash flows of the Bank at the respective dates indicated and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the SEC and generally accepted accounting principles ("GAAP") (including those requiring the recording of certain assets at their current market value). Such financial statements, schedules and notes related thereto have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved (except as noted in the Notes to the financial statements) present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the Bank with the OTS, and any other applicable regulatory authority, except that accounting principles employed in such regulatory filings conform to the requirements of the OTS and the SEC and not necessarily to GAAP. The other

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financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements of the Bank included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been consistently applied on the basis described therein.

     (j) Since the respective dates as of which information is given in the Registration Statement including the Prospectus: (i) there has not been any material adverse change in the financial condition, results of operations, capital, assets, properties or business of the Jefferson Parties, taken as a whole, whether or not arising in the ordinary course of business; (ii) there has not been any material increase in the long-term debt of the Bank or in the principal amount of the Bank's assets that are classified by the Bank as substandard, doubtful or loss or in loans past due 90 days or more or real estate acquired by foreclosure, by deed-in-lieu of foreclosure or deemed in-substance foreclosure or any material decrease in equity capital or total assets of the Bank, nor have the Jefferson Parties issued any securities or incurred any liability or obligation for borrowing other than in the ordinary course of business; (iii) there have not been any material transactions entered into by the Jefferson Parties; (iv) there has not been any material adverse change in the aggregate dollar amount of the Bank's deposits or its consolidated net worth; (v) there has been no material adverse change in the Jefferson Parties' relationship with their insurance carriers, including, without limitation, cancellation or other termination of the Jefferson Parties fidelity bond or any other type of insurance coverage; (vi) except as disclosed in the Prospectus, there has been no material change in management of the Jefferson Parties, none of which has any material undisclosed liability of any kind, contingent or otherwise; (vii) none of the Jefferson Parties have sustained any material loss or interference with its respective business or properties from fire, flood, windstorm, earthquake, accident or other calamity, whether or not covered by insurance; (viii) none of the Jefferson Parties is in default in the payment of principal or interest on any outstanding debt obligations; (ix) the capitalization, liabilities, assets, properties and business of the Jefferson Parties conform in all material respects to the descriptions thereof contained in the Prospectus; and (x) none of the Jefferson Parties have any material contingent liabilities, except as set forth in the Prospectus.

     (k) The Holding Company is a stock corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, with corporate power and authority to own its properties and to conduct its business, as described in the Prospectus, and is qualified to transact business and will be in good standing in Tennessee and in each jurisdiction in which the conduct of business requires such qualification, unless the failure to qualify in one or more of such jurisdictions would not have a material adverse effect on the financial condition, results of operation, capital, properties, business affairs or prospects of the Jefferson Parties taken as a whole (a "Material Adverse Effect"). As of the Closing Date, the Holding Company will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and as of the Closing Date, all such licenses, permits and governmental authorizations will be in full force and effect, and the Holding

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Company will be in compliance therewith in all material respects, and the
Holding Company will be in compliance in all material respects with all laws, rules, regulations and orders applicable to the operation of its business.

     (l) As of the date of this Agreement, the Holding Company does not own any equity securities or any equity interest in any business enterprise.

     (m) The Bank has been duly organized and is a validly existing federally chartered savings association in the stock form of organization and upon the Conversion will become a wholly-owned subsidiary of the Holding Company, in both instances duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and governmental authorizations are in full force and effect, and the Bank is in compliance with all laws, rules, regulations and orders applicable to the operation of its business; except where failure to be in compliance would not have a Material Adverse Effect. The Bank does not own equity securities or any equity interest in any other active business enterprise except as described in the Prospectus or as would not be material to the operations of the Bank. Upon completion of the Conversion, (i) all of the authorized and outstanding capital stock of the Bank will be owned by the Holding Company free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction of any kind and
(ii) the Holding Company will have no direct subsidiaries other than the Bank. At the Closing Date, the Conversion will have been effected in all material respects in accordance with all applicable statutes, regulations, decisions and orders; and, except with respect to the filing of certain post-sale, post-Conversion reports, and documents in compliance with the 1933 Act Regulations, all terms, conditions, requirements and provisions with respect to the Conversion imposed by the OTS or any other governmental agency, if any, will have been complied with by the Jefferson Parties in all material respects or appropriate waivers will have been obtained and all material notice and waiting periods will have been satisfied, waived or elapsed.

     (n) The MHC has been duly chartered and is validly existing as a mutual holding company in good standing under the laws of the United States of America with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; the MHC is qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The MHC has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except where the failure to obtain such license, permit or authorization would not individually or in the aggregate have a Material Adverse Effect; all such licenses, permits and governmental authorizations are in full force and effect, and the MHC is in all material respects complying with all laws, rules, regulations and orders applicable to the operation of its business; upon consummation of the Conversion, the MHC will convert into a federal stock savings association, which will merge with and into the

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Bank, with the Bank being the surviving institution. As of the date of this
Agreement, the MHC does not own any equity securities or any equity interest in any other business enterprise except for the Bank.

     (o) The authorized capital stock of the Bank consists of 20,000,000 shares of common stock, par value $1.00 per share (the "Bank Common Stock") and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Bank
Preferred Stock"), of which         shares of Bank Common Stock and no shares of
                            -------
Bank Preferred Stock are issued and outstanding as of the date hereof; no additional shares of Bank and no shares of Bank Preferred Stock will be issued and all outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with all federal and state securities laws; the MHC owns 1,550,000 shares of Bank Common Stock beneficially and of record free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; the terms and conditions of the Bank Common Stock conform to all statements relating thereto contained in the Prospectus; at the time of the consummation of the Conversion, the Bank shall merge with an interim federal savings association, with the Bank being the surviving institution, and the shares of common stock of the Bank held by the shareholders of the Bank other than the MHC shall be converted into shares of the Holding Company common stock pursuant to the exchange ratio established pursuant to the Plan.

     (p) The only subsidiary of the Bank is Jefferson Service Corporation of Morristown, Tennessee, Inc. ("JSC"). JSC is duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full power and authority to own property and conduct its business; JSC is duly qualified as a foreign corporation to transact business in each jurisdiction in which failure to so qualify would have a Material Adverse Effect; JSC holds all licenses, certificates and permits from governmental authorities necessary for the conduct of its business, except where failure to hold such licenses, permits or authorizations would not have a Material Adverse Effect; the activities of JSC are permitted to be conducted by subsidiaries of a federally chartered savings institution and of Tennessee corporations.

     (q) The Bank is a member of the Federal Home Loan Bank of Cincinnati ("FHLB-Cincinnati"). The deposit accounts of the Bank are insured by the FDIC up to the maximum limits, and no proceedings for the termination or revocation of such insurance are pending or, to the best knowledge of the Jefferson Parties, threatened. Upon consummation of the Conversion, the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders will be duly established in accordance with the requirements of the Plan and the Conversion Regulations.

     (r) Upon consummation of the Conversion, the authorized, issued and outstanding capital stock of the Holding Company will be within the range set forth in the Prospectus under the caption "Capitalization" and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued upon incorporation of the Holding Company); the Shares and the Foundation Shares have been duly and validly authorized for issuance and, when issued and

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delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares and the Foundation Shares is not subject to preemptive rights, except for the subscription rights granted pursuant to the Plan; and the terms and provisions of the Shares and the Foundation Shares will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares and the Foundation Shares sold, good title to the Shares will be transferred from the Holding Company to the purchasers of Shares (or the Foundation, as appropriate) against payment therefor as set forth in the Plan and the Prospectus.

     (s) None of the Jefferson Parties is (i) in violation of their respective charters or bylaws, as applicable or (ii) in default in the performance or observance of any material obligation, agreement, covenant, or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it or any of its property may be bound which would result in a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not: (i) violate or conflict with the charter or bylaws of any of the Jefferson Parties; (ii) conflict with, or constitute a breach of or default under, any material contract, lease or other instrument to which any of the Jefferson Parties is a party or by which any of the properties of the Jefferson Parties may be bound, or any applicable law, rule, regulation or order, except for such conflicts, breaches or defaults that would not individually or in the aggregate result in a Material Adverse Effect; (iii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Jefferson Parties, except for such violations which would not have a Material Adverse Effect; or (iv) result in the creation of any material lien, charge or encumbrance upon any property of the Jefferson Parties, except for such liens, charges or encumbrances that would not individually or in the aggregate have a Material Adverse Effect.

     (t) All documents made available to or delivered or to be made available to or delivered by the Jefferson Parties or their representatives in connection with the issuance and sale of the Shares, including records of account holders, depositors and borrowers of the Bank, or in connection with the Agent's exercise of due diligence, except for those documents which were prepared by parties other than the Jefferson Parties or their representatives, to the best knowledge of the Jefferson Parties, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

     (u) No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of any of the Jefferson Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which any of the Jefferson Parties is a party or by which any of their property is bound or affected in any respect which, in any such case, would have a Material Adverse Effect on the Jefferson Parties taken as a whole, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of any of the Jefferson Parties, threatened any action or proceeding wherein any of the Jefferson Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Jefferson Parties, would have a Material Adverse Effect.

     (v) The Jefferson Parties have good and marketable title to all assets which are material to the businesses of the Jefferson Parties, free and clear of all liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or where the absence of good and marketable title would not have a Material Adverse Effect; and all of the leases and subleases which are material to the businesses of the Jefferson Parties, including those described in the Registration Statement or Prospectus, are in force and effect.

     (w) The Jefferson Parties are not in violation of any directive from the OTS, the FDIC, or any other agency to make any material change in the method of conducting their respective businesses; the Jefferson Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the OTS, the Commission and the
FDIC), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Jefferson Parties, threatened, which would reasonably be expected to materially and adversely affect the Conversion, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.

     (x) Prior to the Closing Date, the Jefferson Parties will have received an opinion of their special counsel, Muldoon Murphy & Faucette LLP with respect to the federal income tax consequences of the Conversion, as described in the Registration Statement and the Prospectus and an opinion of Craine, Thompson & Jones, P.C. with respect to the state tax consequences of the Conversion and the federal income tax consequences of the proposed establishment of, and contribution to, the Foundation, as described in the Registration Statement and the Prospectus; and the facts and representations upon which such opinions will be based, will be truthful, accurate and complete, and none of the Jefferson Parties will take any action inconsistent therewith.

     (y) The MHC and the Bank have filed all required federal and state tax returns, paid all taxes that have become due and payable, except where permitted to be extended or where the failure to pay such taxes would not have a Material Adverse Effect, have made adequate reserves for similar future tax liabilities to the extent required by GAAP and no deficiency has been asserted with respect thereto by any taxing authority.

     (z) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the

Jefferson Parties of this Agreement, or the issuance of the Shares, except for the approval of the OTS, the Commission and the Nasdaq Stock Market, Inc., and any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered.

     (aa) None of the Jefferson Parties has: (i) issued any securities within the last 18 months (except for (a) notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus, and (b) shares of Common Stock issued with respect to the initial capitalization of the Holding Company, and (c) shares of the Bank issued upon the exercise of stock options); (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offerings and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; or (iii) engaged any intermediary between the Agent and the Jefferson Parties in connection with the Offerings or the offering of shares of the Common Stock of the Holding Company, and no person is being compensated in any manner for such services. Appropriate arrangements have been made for placing the funds received from subscriptions for Shares in a special interest-bearing account with the Bank until all Shares are sold and paid for, with provision for refund to the purchasers in the event that the Conversion is not completed for whatever reason or for delivery to the Holding Company if all Shares are sold.

     (bb) To the best knowledge of the Jefferson Parties, the Jefferson Parties have not made any payment of funds of the Jefferson Parties as a loan to any person for the purchase of Shares, except for the Holding Company's loan to the employee stock ownership plan, the proceeds of which may be used to purchase Shares, or has made any other payment or loan of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

     (cc) The Bank complies in all material respects with the applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

     (dd) The Jefferson Parties have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Conversion.

     (ee) The records used by the Jefferson Parties to determine the identity of Eligible Account Holders and Supplemental Eligible Account Holders and Other Members are accurate and complete in all material respects.

     (ff) The Jefferson Parties comply with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Federal, state or local environmental laws and regulations except to the extent that any non-compliance would not have a Material Adverse Effect;

no action, suit, regulatory investigation or other proceeding is pending, or to the knowledge of the Jefferson Parties, threatened against the Jefferson Parties relating to environmental protection, nor do the Jefferson Parties have any reason to believe any such proceedings may be brought against any of them; and, to the knowledge of the Jefferson Parties, no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Jefferson Parties or in which the Bank has a security interest, except to the extent such disposal, release or discharge would not have a Material Adverse Effect.

     (gg) All of the loans represented as assets of the Bank in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulations Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a Material Adverse Effect.

     (hh) None of the Jefferson Parties is required to be registered as an investment company under the Investment Company Act of 1940.

     (ii) The Foundation has been duly organized and is validly existing as a private charitable foundation in good standing under the laws of the State of Tennessee with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; the Foundation will not be a savings and loan holding company within the meaning of 12 C.F.R. Section 574.2(q) as a result of the issuance of the Foundation Shares to it in accordance with the terms of the Plan and in the amounts as described in the Prospectus; to the knowledge of the Jefferson Parties, all approvals required to establish the Foundation and to contribute the Foundation Shares thereto and cash in an amount equal to $250,000 have been obtained as described in the Prospectus; except as specifically disclosed in the Prospectus and the Members' Proxy Statement and Stockholders' Proxy Statement, there are no agreements and/or understandings, written or oral or otherwise, between any of the Jefferson Parties and the Foundation with respect to the control, directly or indirectly, over the voting and the acquisition or disposition of the shares of Common Stock to be contributed by the Holding Company to the Foundation; the Foundation Shares to be issued to the Foundation in accordance with the Plan and as described in the Prospectus will have been duly authorized for issuance and, when issued and contributed by the Holding Company pursuant to the Plan, will be duly and validly issued and fully paid and non-assessable.

     (jj) The Jefferson Parties have taken all actions necessary to obtain at Closing a Blue Sky Memorandum from Muldoon Murphy & Faucette LLP.

     (kk) Any certificates signed by an officer of any of the Jefferson Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Jefferson Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

     Section 7. Representations and Warranties of the Agent. Agent represents and warrants to the Jefferson Parties that:

     (a) Agent is a duly organized New York corporation and is validly existing and in good standing under the laws of the State of New York with full power and authority to provide the services to be furnished to the Jefferson Parties hereunder.

     (b) The execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of Agent, and each of this Agreement and the Letter Agreement is the legal, valid and binding agreement of Agent, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors' rights generally, and (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (c) Each of Agent and its employees, agents and representatives who shall perform any of the services hereunder shall have, and until the Offerings are consummated or terminated shall maintain, all licenses, approvals and permits necessary to perform such services and shall comply in all material respects with all applicable laws and regulations in connection with the performance of such services.

     (d) No action, suit, charge or proceeding before the Commission, the NASD, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of Agent to perform its obligations under this Agreement.

     (e) Agent is registered as a broker/dealer pursuant to Section 15(b) of the 1934 Act and is a member in good standing of the NASD.

     (f) Any funds received in the Offerings by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the 1934 Act to the extent applicable.

     Section 8. Covenants of the Jefferson Parties. The Jefferson Parties hereby jointly and severally covenant with the Agent as follows:

     (a) The Holding Company will not, at any time after the date the Registration Statement is initially filed, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel a reasonable opportunity to review and comment on such amendment or supplement. The Holding Company will furnish promptly to the Agent and its counsel copies of all correspondence from the

Commission with respect to the Registration Statement and the Holding Company's responses thereto.

     (b) The Jefferson Parties will not, at any time after the date any Application is approved, file any amendment or supplement to such Application without providing the Agent and its counsel a reasonable opportunity to review and comment on such amendment or supplement. The Jefferson Parties will furnish promptly to the Agent and its counsel copies of all correspondence from the OTS with respect to the Applications and the Jefferson Parties' responses thereto.

     (c) The Jefferson Parties will use their best efforts to cause the OTS to approve the Holding Company's acquisition of the Bank, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the Conversion Application to be approved by the OTS, as applicable, and will promptly upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the Conversion Application as amended, has received the approval of the OTS; (iii) when the Holding Company Application, as amended, has been approved by the OTS; (iv) of the receipt of any comments from the OTS or any other governmental entity with respect to the Conversion or the transactions contemplated by this Agreement; (v) of any request by the Commission, the OTS, or any other governmental entity for any amendment or supplement to the Registration Statement or the Applications or for additional information; (vi) of the issuance by the Commission or the OTS, or any other governmental agency of any order or other action suspending the Offerings or the use of the Registration Statement or the Prospectus or any other filing of the Jefferson Parties under the Conversion Regulations or other applicable law, or the threat of any such action; (vii) of the issuance by the Commission or the OTS, or any other state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (viii) of the occurrence of any event mentioned in subsection (f) below. The Jefferson Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS, or any other state authority of any order referred to in (vi) and (vii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

     (d) The Jefferson Parties will deliver to the Agent and to its counsel two conformed copies of each of the following documents, with all exhibits: the Applications as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Jefferson Parties will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any NASD filings. In addition, the Jefferson Parties will also deliver to the Agent such number of copies of the Prospectus, as amended or supplemented, as the Agent may reasonably request.

     (e) The Jefferson Parties will furnish to the Agent, from time to time during the period when the Prospectus (or any later prospectus related to this offering) is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of such Prospectus (as amended or supplemented) as the Agent may reasonably request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, 1934 Act or the 1934 Act Regulations. The Holding Company authorizes the Agent to use the Prospectus (as amended or supplemented, if amended or supplemented) in any lawful manner contemplated by the Plan in connection with the sale of the Shares by the Agent.

     (f) The Jefferson Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Conversion and the transactions contemplated thereby, including those conditions relating to the operation of the Foundation, imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations, to be complied with prior to the Closing Date; and when the Prospectus is required to be delivered, the Jefferson Parties will comply in all material respects, at their own expense, with all requirements imposed upon them by the OTS, the Conversion Regulations (except as modified or waived in writing by the OTS), the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations, in each case as from time to time in force, so far as is necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

     (g) During any period when the Prospectus is required to be delivered, each of the Jefferson Parties will inform the Agent of any event or circumstance of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Jefferson Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Jefferson Parties will, at their expense, prepare, file with the Commission and the OTS, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (after a reasonable time for review by counsel for the Agent) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Jefferson Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

     (h) Pursuant to the terms of the Plan, the Holding Company will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offering and sale or to exempt such Shares from registration and to exempt the Holding Company and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offerings will be conducted; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Holding Company will make and file such statements and reports as are required by the applicable regulatory authority in connection with such registration or qualification for a period of not less than one year from the effective date of the Registration Statement.

     (i) The Company and the Bank shall duly establish and maintain the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in accordance with the requirements of the Conversion Regulations and such Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their savings accounts in the Bank will have an inchoate interest in their pro rata portion of the liquidation account, which shall have a priority superior to that of the holders of the Common Shares in the event of a complete liquidation of the Company or the Bank.

     (j) The Holding Company and the Bank will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, any shares of their capital stock or securities convertible into or exercisable for shares of their capital stock, without the Agent's prior written consent other than in connection with any plan or arrangement described in the Prospectus, including existing stock benefit plans.

     (k) For a period of three years from the date of this Agreement, the Holding Company will furnish to the Agent, as soon as practical after such information is available (i) a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, (ii) a copy of each report of the Holding Company mailed to holders of Common Stock, (iii) each press release and material news item and article released by the Holding Company and/or Bank, and (iv) from time-to-time, such other publicly available information concerning the Jefferson Parties as the Agent may reasonably request.

     (l) The Jefferson Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption "Use of Proceeds."

     (m) The Jefferson Parties will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations of the OTS, the 1933 Act, the 1934 Act, the 1933 Act Regulations and the 1934 Act Regulations, and the laws of any state in which the shares are qualified for sale.

     (n) Prior to the Closing Date, the Holding Company shall register its Common Stock under Section 12(b) or 12(g) of the 1934 Act, and will request that such registration statement shall be effective no later than the completion of the Conversion.

The Holding Company shall maintain the effectiveness of such registration for not less than three years or such shorter period as may be required by applicable law.

     (o) For so long as the Shares are registered under the 1934 Act, the Holding Company will furnish to its stockholders as soon as practicable after the end of each fiscal year such reports and other information as are required to be furnished to its stockholders under the 1934 Act.

     (p) The Jefferson Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on an interest bearing basis as described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Holding Company's obligation to refund payments received from persons subscribing for or ordering Shares in the Offerings, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Jefferson Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Jefferson Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

     (q) The Holding Company will register as a unitary savings and loan holding company under the HOLA.

     (r) The Jefferson Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the "Interpretation of the Board of Governors of the NASD on Free Riding and Withholding."

     (s) The Jefferson Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission, the FDIC and the OTS.

     (t) The Jefferson Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Conversion and the transactions contemplated thereby imposed by the OTS, the Conversion Regulations, the Commission, the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Date. The Holding Company will comply with all provisions of all undertakings contained in the Registration Statement.

     (u) The Jefferson Parties will not amend the Plan without notifying the Agent prior thereto.

     (v) The Holding Company shall provide the Agent with any information necessary to allow the Agent to manage the allocation process in order to permit the

Holding Company to carry out the allocation of the Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

     (w) Prior to the Closing Date, the Jefferson Parties will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then amended or supplemented, would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

     (x) The Holding Company will not deliver the Shares until the Jefferson Parties have satisfied or caused to be satisfied each condition set forth in
Section 10 hereof, unless such condition is waived in writing by the Agent.

     (y) Prior to the Closing Date, the Plan shall have been approved by the voting members of the MHC and the stockholders of the Bank in accordance with the Plan and the Conversion Regulations and the applicable provisions, if any, of the Bank's and MHC's charter and bylaws.

     (z) On or before the Closing Date, the Jefferson Parties will have used their best efforts to obtain approval for quotation of shares of the Common Stock on the Nasdaq National Market System by the Closing Date and will use its best efforts to maintain such quotation and will have completed all conditions precedent to the Conversion specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon any of the Jefferson Parties by the OTS, the Commission or any other regulatory authority and in the manner described in the Prospectus.

     (aa) The Holding Company shall notify the Agent when funds shall have been received for the minimum number of Shares set forth in the Prospectus.

     (bb) The officers and directors of the Jefferson Parties shall not sell or transfer any shares of Bank Common Stock or Common Stock of the Holding Company commencing on the date hereof and continuing for a period of 90 days following the Closing Date (the "Restricted Period"), as set forth in the lock-up agreements executed by each such officer and director concurrently with the execution of this Agreement. The Jefferson Parties shall not assist such officers or directors in connection with the sale or transfer of shares of Bank Common Stock or Common Stock of the Holding Company during the Restricted Period.

     (cc) Other than as permitted by the Conversion Regulations, the HOLA, the 1933 Act, the 1933 Act Regulations and the laws of any state in which the Shares are registered or qualified for sale or exempt from registration, none of the Jefferson Parties will distribute any prospectus, offering circular or other offering material in connection with the offer and sale of the Shares.

     (dd) Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein or set forth in an amendment or supplement thereto, none of the Jefferson Parties will have: (i) issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or (ii) entered into any transaction which is material in light of the business and properties of the Jefferson Parties, taken as a whole.

     (ee) The Jefferson Parties shall use their best efforts to ensure that the Foundation submits within the time frames required by applicable law a request to the Internal Revenue Service to be recognized as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"); the Jefferson Parties will take no action which will result in the possible loss of the Foundation's tax-exempt status; and none of the Jefferson Parties will contribute any additional assets to the Foundation until such time that such additional contributions will be deductible for federal and state income tax purposes.

     Section 9. Payment of Expenses. Whether or not the Conversion is completed or the sale and exchange of the Shares by the Holding Company is consummated, the Jefferson Parties will pay for all their expenses incident to the performance of this Agreement customarily borne by issuers, including without limitation: (a) the preparation and filing of the Application; (b) the preparation, printing, filing, delivery and mailing of the Registration Statement, including the Prospectus, and all documents related to the Offerings and proxy solicitation; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Holding Company or the Bank under the securities or "Blue Sky" laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the NASD related to the Agent's fairness filing under NASD Rule 2710; (e) fees and expenses related to the preparation of the independent appraisal; (f) fees and expenses related to auditing and accounting services; (g) expenses relating to advertising, temporary personnel, investor meetings and stock information center; (h) transfer agent fees and costs of preparation and distribution of stock certificates; and (i) Nasdaq application and listing fees. The Jefferson Parties also agree to reimburse Agent for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers, as well as legal fees and expenses, incurred by Agent in connection with the services hereunder. Agent will not incur legal fees in excess of $35,000 (including counsel's out-of-pocket expenses) without the approval of the Bank. The Agent will not incur other out-of-pocket expenses in excess of $25,000 without prior approval of the Bank. In the event that the Agent incurs any expenses on behalf of the Jefferson Parties, the Jefferson Parties will pay or reimburse the Agent for such expenses regardless of whether the Conversion is successfully completed, and such reimbursements will not be included in the expense limitations set forth in the following paragraph. The Jefferson Parties acknowledge, however, that such limitations may be increased by the mutual consent of the Bank and Agent in the event of delay in the Offering requiring the Agent to utilize a Syndicated Community Offering, a delay as a result of circumstances requiring material additional work by Agent or its counsel or an update of the financial information in tabular form contained in the Prospectus for a period later than December 31, 2002. Not later than two days prior to the Closing Date, the Agent will provide the Bank with a detailed accounting of all reimbursable expenses to be paid at the Closing in next day funds. In the event the Bank determines to abandon or terminate the Plan prior to Closing, payment of such expenses shall be made in next day funds on the date such determination is made.

     Section 10. Conditions to the Agent's Obligations. The obligations of the Agent hereunder and the occurrence of the Closing and the Conversion are subject to the condition that all representations and warranties of the Jefferson Parties herein contained are, at and as of the commencement of the Offerings and (except to the extent such representations and warranties speak as of an earlier date) at and as of the Closing Date, true and correct, the condition that the Jefferson Parties shall have performed, in all material respects, all of their obligations hereunder to be performed on or before such dates and to the following further conditions:

     (a) At the Closing Date, the Jefferson Parties shall have conducted the Conversion in all material respects in accordance with the Plan, the Conversion Regulations and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Conversion imposed upon them by the OTS, the SEC or any other authority government.

     (b) The Registration Statement shall have been declared effective by the SEC, the Conversion Application and Holding Company Application shall have been approved by the OTS and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the Jefferson Parties, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Conversion shall have been issued, or proceedings therefor initiated or, to the knowledge of the Jefferson Parties, threatened by the OTS, the Commission, or any other governmental body.

     (c) At the Closing Date, the Agent shall have received:

          (1) The opinion, dated as of the Closing Date, of Muldoon Murphy & Faucette LLP and/or local counsel acceptable to the Agent, in form and substance satisfactory to the Agent and counsel for the Agent to the effect that:

               (i) The Holding Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Tennessee, with corporate power and authority to own its properties and to conduct its business currently conducted by the MHC, as described in the Prospectus.

               (ii) The Bank is a validly existing federally chartered stock savings association, and upon consummation of the Conversion, the Bank will continue to be a validly existing federally chartered stock savings association, with full power and authority to own its properties and to conduct its business as described in the Prospectus; the activities of the Bank as described in the Prospectus are permitted by federal law and the rules and regulations of the FDIC and the OTS (or valid waivers granted it by the FDIC and OTS from such rules and regulations; all of the capital stock of the Bank to be outstanding upon completion of the Conversion will be validly issued, fully paid and nonassessable and will be owned of record and beneficially by the Holding Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction.

               (iii) The activities of the MHC, as described in the Prospectus, are permitted under applicable federal law (or valid waivers granted by the OTS from such law). To such counsel's actual knowledge, each of the Jefferson Parties has obtained all licenses, permits, and other governmental authorizations that are material for the conduct of its business, and all such licenses, permits and other governmental authorizations are, to such counsel's actual knowledge, in full force and effect, and to such counsel's actual knowledge, the Jefferson Parties comply therewith in all material respects.

               (iv) The Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati. The Bank is an insured depository institution under the provisions of the Federal Deposit Insurance Act, as amended, and to such counsel's knowledge, no proceedings for the termination or revocation of the federal deposit insurance of the Bank are pending or threatened.

               (v) Upon consummation of the Conversion, and the issuance of Foundation Shares to the Foundation immediately upon completion thereof subject to compliance with all conditions imposed upon the Foundation and the contribution thereof by the OTS under the terms of the OTS' approval order, in an amount as described in the Prospectus,
          (a) the authorized, issued and outstanding capital stock of the Holding Company will be within the range set forth in the Prospectus under the caption "Capitalization," and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued upon incorporation of the Holding Company); (b) the shares to be subscribed for in the Offerings and the Foundation Shares will have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be duly and validly issued and fully paid and nonassessable; and (c) the issuance of the Shares and the Foundation Shares is not subject to preemptive rights under the charter or bylaws of the Holding Company, or arising or outstanding by operation of law or under any contract, indenture, agreement, instrument or other document known to such counsel, except for the subscription rights under the Plan. To such counsel's knowledge, upon issuance of the Shares and the Foundation Shares, good title to the Shares and the Foundation Shares will be transferred from the Holding Company to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

               (vi) The Jefferson Parties have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and by the Plan, including the establishment of the Foundation and the contribution thereto of the Foundation Shares. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the establishment of the Foundation and the contribution thereto of the Foundation Shares, have been duly authorized by all necessary corporate action on the part of the Jefferson Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Jefferson Parties, enforceable in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, and subject to the qualification that
          (i) enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws (including the laws of fraudulent conveyance) or judicial decisions affecting the enforceability of creditors' rights generally, the rights of creditors of savings banks or financial institutions, the accounts of which are insured by the FDIC, and (ii) enforcement thereof is subject to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability of injunctive relief and enforceability of equitable remedies, including the remedies of specific performance and self-help.

               (vii) Pursuant to the Conversion Regulations, the Plan and the establishment and funding of the Foundation has been duly approved by the required vote of the MHC's members and Bank stockholders and duly adopted by the required vote of the directors of the Holding Company, the MHC and the Bank.

               (viii) The Plan complies in all material respects with the Conversion Regulations; the Conversion Application and the Holding Company Application, including the establishment of the Foundation and the contribution thereto of the Foundation Shares, have been approved by the OTS, and no action has been taken and, to such counsel's knowledge, none is pending or threatened by the OTS, SEC or any other governmental authority to revoke such approval or to suspend the Offerings or the use of the Prospectus, and subject to the satisfaction of any conditions set forth in such approvals, no further approval, registration, authorization, consent or other order of any federal or state regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares and the Foundation Shares and the consummation of the Conversion, except as may be required under the securities or "Blue Sky" laws of various jurisdictions as to which no opinion need be rendered. To the knowledge of such counsel, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the Plan, the Conversion Application, the Holding Company Application or the Prospectus.

               (ix) The Registration Statement has become effective under the 1933 Act and to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, or proceedings for that purpose have been instituted or threatened, by the Commission.

               (x) The terms and provisions of the Shares and the Foundation Shares conform to the description thereof contained in the Registration Statement and the Prospectus, and the forms of certificates proposed to be used to evidence the Shares are in due and proper form in compliance with applicable laws.

               (xi) At the time the Conversion Application, including the Prospectus and Members' Proxy Statement and Stockholders' Proxy Statement contained therein, was approved by the OTS, the Conversion Application, including the Prospectus and Members' Proxy Statement and Stockholders' Proxy Statement contained therein, as amended or supplemented, complied as to form in all material respects with the requirements of the Conversion Regulations (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion).

               (xii) At the time that the Registration Statement became effective and as of the Closing Date, the Registration Statement, including the Prospectus (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder.

               (xiii) To such counsel's knowledge, there are no legal or governmental proceedings pending, or threatened (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the Conversion or the offer, sale or issuance of the Shares, or (iii) which are required to be disclosed in the Registration Statement and Prospectus, other than those disclosed therein.

               (xiv) The information in the Prospectus under the captions "Questions and Answers About the Stock Offering," "Summary -- The Conversion," "Summary -- The Offering," "Risk Factors -- Various factors could make takeover attempts more difficult to achieve," "Risk Factors -- There is a decrease in the rights of shareholders under our Tennessee charter and bylaws," "Risk Factors -- We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations," "Use of Proceeds," "Our Dividend Policy," "Our Management," "Regulation and Supervision," "Federal and State Taxation," "Comparison of Shareholder Rights," "Restrictions on Acquisition of Jefferson Bancshares and Jefferson Federal," "Description of Jefferson Bancshares Capital Stock," and "The Conversion," to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is accurate in all material respects. The descriptions in the Prospectus of statutes or regulations are accurate summaries and fairly present the information required to be shown.

               (xv) None of the Jefferson Parties are required to be registered as an investment company under the Investment Company Act of 1940.

               (xvi) To such counsel's actual knowledge, none of the Jefferson Parties is in violation of its Certificate of Organization and Bylaws or its Charter and Bylaws, as appropriate, or in default or violation of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such defaults or violations which would not have a Material Adverse Effect; the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein do not (a), to such counsel's actual knowledge, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Jefferson Parties pursuant to any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which any of the Jefferson Parties is a party or by which any of them may be bound, or to which any of the property or assets of the Jefferson Parties are subject (other than the establishment of the liquidation account), (b) result in any violation of the provisions of the Charter or Bylaws of the Jefferson Parties or, (c) result in any violation of any applicable federal or state law, act, regulation (except that no opinion with respect to the securities and blue sky laws of various jurisdictions or the rules or regulations of the NASD and/or The Nasdaq Stock Market need be rendered) or, to such counsel's actual knowledge, order or court order, writ, injunction or decree.

               (xvii) The Holding Company's Charter and Bylaws comply in all material respects with the laws of the State of Tennessee. The Bank's Charter and Bylaws comply in all material respects with federal law.

               (xviii) To such counsel's actual knowledge, none of the Jefferson Parties is in violation of any directive from the OTS or the FDIC of which such counsel is aware to make any material change in the method of conducting its respective business.

               (xix) To such counsel's knowledge, there are no material contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Conversion Application, the Registration Statement or the Prospectus or required to be filed as exhibits thereto other than those described or referred to therein or filed as exhibits thereto in the Conversion Application, the Registration Statement or the Prospectus. The description in the Conversion Application, the Registration Statement and the Prospectus of such documents and exhibits is accurate in all material respects and fairly presents the information required to be shown.

               (xx) Jefferson Service Corporation of Morristown, Tennessee, Inc. ("JSC") is validly existing as a corporation under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; the activities of JSC, as described in the Registration Statement and the Prospectus, are permitted of a Tennessee corporation and to subsidiaries of a federally-chartered stock savings bank under the rules and regulations of the OTS; to the best of such counsel's knowledge, the Bank owns all of the capital stock of JSC free and clear of any material security interest, mortgage, pledge, lien, encumbrance, claim or equity.

               (xxi) The Foundation has been duly incorporated and is validly existing as a non-stock corporation in good standing under the laws of the State of Tennessee with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; the Foundation is not a savings and loan holding company within the meaning of 12 C.F.R. Section 574.2(q) as a result of the issuance of the Foundation Shares to it in accordance with the terms of the Plan and in the amounts as described in the Prospectus; no approvals are required to establish the Foundation and to contribute the Foundation

          Shares and cash amounts thereto as described in the Prospectus other than those set forth in the OTS' approval order; the Foundation Shares to be issued to the Foundation in accordance with the Plan and as described in the Prospectus will have been duly authorized for issuance and, when issued and contributed by the Company pursuant to the Plan, will be duly and validly issued and fully paid and non-assessable.

          The opinion may be limited to matters governed by the laws of the United States and the corporate laws of the State of Tennessee. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States, to the extent such counsel deems proper and specified in such opinion, upon the opinion of counsel reasonably acceptable to the Agent, as long as such other opinion indicates that the Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Jefferson Parties and public officials; provided copies of any such opinion(s) or certificates of public officials are delivered to Agent together with the opinion to be rendered hereunder by special counsel to the Jefferson Parties. In rendering such opinion, all statements contained therein "to our knowledge" or "to our attention" or "known to us" means the knowledge, following reasonable investigation, of the attorneys who have worked on the transactions contemplated herein. The Agent's counsel may rely for purposes of its own opinion on the opinion of Muldoon Murphy & Faucette LLP whose opinion shall expressly authorize such reliance. The opinion of such counsel for the Jefferson Parties shall state that it has no reason to believe that the Agent is not reasonably justified in relying thereon.

               (xxii) A letter of Muldoon Murphy & Faucette LLP which shall state that during the preparation of the Registration Statement and the Prospectus, Muldoon Murphy & Faucette LLP participated in conferences with certain officers of and other representatives of the Jefferson Parties, counsel to the Agent, representatives of the independent public accountants for the Jefferson Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 10(c)(1)), Muldoon Murphy & Faucette LLP has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of Muldoon Murphy & Faucette LLP that caused Muldoon Murphy & Faucette LLP to believe that the Registration Statement at the time it was declared effective by the Commission and as of the date of such letter, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading (it being understood that counsel need express no comment or opinion with respect to statements, notes to financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement or Prospectus, the appraisal valuation or the business plan).

               (xxiii) A Blue Sky Memorandum from Muldoon Murphy & Faucette LLP relating to the offering, including Agent's participation therein, and should be furnished to Agent with a copy thereof addressed to Agent or upon which Muldoon Murphy & Faucette LLP shall state Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the common stock under applicable state securities law.

     (d) Concurrently with the execution of this Agreement, the Agent shall receive a letter from Craine, Thompson & Jones, P.C., dated the date hereof and addressed to the Agent, such letter (i) confirming that Craine, Thompson & Jones, P.C. is a firm of independent public accountants within the meaning of the 1933 Act and the 1933 Act Regulations, and stating in effect that in Craine, Thompson & Jones, P.C.'s opinion the financial statements of the Bank included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the 1934 Act and the related rules and regulations of the Commission thereunder; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a review (in accordance with Statement of Auditing Standards No. 71) of the latest available unaudited consolidated interim financial statements of the Bank prepared by the Jefferson Parties, a reading of the minutes of the meetings of the Board of Directors of the Bank and committees thereof and stockholders and consultations with officers of the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited consolidated financial statements included in the Prospectus are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than five business days prior to the date of the Prospectus, there was any material increase in borrowings (defined as securities sold under agreements to repurchase and any other form of debt other than deposits), or non-performing loans, special mention loans or decrease in the deposits or loan loss allowance, total assets, stockholders' equity or there was any change in common stock outstanding (other than for stock option plans) at the date of such letter as compared with amounts shown in the latest unaudited statement of condition or there was any decrease in net income, non-interest income, provision for loan losses or net income after provision or increase in non-interest expense of the Bank for the period commencing immediately after the period covered by the latest unaudited income statement and ended not more than five business days prior to the date of the Prospectus as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the

Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (c), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the accounting system of the Bank and other data prepared by the Jefferson Parties from accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

     (e) At the Closing Date, the Agent shall receive a letter from Craine, Thompson & Jones, P.C. dated the Closing Date, addressed to the Agent, confirming the statements made by its letter delivered by it pursuant to subsection (d) of this Section 10, the "specified date" referred to in clause
(ii)(B) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Date.

     (f) At the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as counsel for the Agent may require for the purpose of enabling them to advise the Agent with respect to the issuance and sale of the Shares and the issuance of the Foundation Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

     (g) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Jefferson Parties, dated the Closing Date, to the effect that: (i) they have examined the Registration Statement and at the time the Registration Statement became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; (ii) there has not been, since the respective dates as of which information is given in the Registration Statement, any Material Adverse Effect otherwise than as set forth or contemplated in the Registration Statement; (iii) the representations and warranties contained in
Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Date; (iv) the Jefferson Parties have complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date including the conditions contained in this Section 10; (v) no stop order has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Offering, the Conversion, the acquisition of all of the shares of the Bank by the Holding Company, the transactions required under the Plan to consummate the Conversion or the effectiveness of the Prospectus has been issued and to their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the Commission, or any other federal or state authority; and (vii) to their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Conversion.

     (h) At the Closing Date, the Agent shall receive a letter from RP Financial, LC, dated as of the Closing Date, (i) confirming that said firm is independent of the Jefferson

Parties and is experienced and expert in the area of corporate appraisals, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the Conversion Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Jefferson Parties, as converted, expressed in the appraisal as most recently updated, remains in effect.

     (i) None of the Jefferson Parties shall have sustained, since the date of the latest financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any Material Adverse Effect that is in the Agent's reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offerings or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

     (j) Prior to and at the Closing Date, in the reasonable opinion of the Agent there shall have been no material adverse change in the financial condition or in the earnings, business affairs or prospects of any of the Jefferson Parties independently, or the Jefferson Parties taken as a whole, from and as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein.

     (k) At or prior to the Closing Date, the Agent shall receive (i) a copy of the Conversion Application and a copy of the letter from the OTS approving the Conversion Application, (ii) a copy of the order from the Commission declaring the Registration Statement effective, (iii) an executed copy of the charter of the Holding Company, (iv) a copy of the letter from the OTS approving the Holding Company Application, (v) a certificate from the FDIC evidencing the Bank's insurance of accounts, and (vi) any other documents that Agent shall reasonably request.

     (l) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority other than temporary trading halts or limitation (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day and (C) which when combined with all other such halts occurring during the previous five (5) business days, total less than two (2); (ii) a general moratorium on the operations of federally-insured financial institutions or a general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; or (iii) there shall not have occurred any material adverse change in the financial markets in the United States or elsewhere or any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of which, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.

     (m) All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and to counsel for the Agent. Any certificate signed by an officer of the MHC, the Holding Company or the Bank and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the MHC, the Holding Company or the Bank, as the case may be, to the Agent as to the statements made therein.

     Section 11. Indemnification.

     (a) The Jefferson Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, attorneys, servants and employees and each person, if any, who controls the Agent within the meaning of
Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, that the Agent or any of such officers, directors, agents, attorneys, servants, employees and controlling Persons (collectively, the "Related Persons") may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel and Agent's time spent according to normal hourly rates) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Applications, or other instrument or document of the Jefferson Parties or based upon written information supplied by any of the Jefferson Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the "Blue Sky Applications"), or any application or other document, advertisement, or communication ("Sales Information") prepared, made or executed by or on behalf of any of the Jefferson Parties with its consent or based upon information furnished by or on behalf of any of the Jefferson Parties, in order to qualify or register the Shares under the securities laws thereof, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offerings; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records identifying the Eligible Account Holders and Supplemental Eligible Account Holders or Other Members or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this subsection (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), the Applications, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Conversion made in reliance upon and in conformity with information furnished to the Jefferson Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the caption "The Conversion - Marketing Arrangements" except for information derived from the Prospectus. Provided further, that the Jefferson Parties will not be responsible for any loss, liability, claim, damage or expense to the extent a court of competent jurisdiction finds they result primarily from material oral misstatements by the Agent to a purchaser or prospective purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, or from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence or willful misconduct and the Agent agrees to repay to the Jefferson Parties any amounts advanced to it by the Jefferson Parties in connection with matters as to which it is found by a court of competent jurisdiction not to be entitled to indemnification hereunder.

     (b) The Agent agrees to indemnify and hold harmless the Jefferson Parties, their directors and officers, agents, attorneys, servants and employees and each person, if any, who controls any of the Jefferson Parties within the meaning of
Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Jefferson Parties and any such persons upon written demand for any reasonable expenses (including out-of-pocket expenses, fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent's obligations under this Section 11(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Applications, Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished to the Jefferson Parties by the Agent or its representatives (including counsel) expressly for use under the caption "The Conversion - Marketing Arrangements."

     (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 11,
Section 12 or otherwise, unless the failure to give such notice promptly results in material prejudice to the indemnifying party. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall be liable for any settlement of any action, proceeding or suit, which settlement is effected without its prior written consent. Neither the Jefferson Parties nor the Agent shall, without the written consent of the other, settle or compromise any claim against them or it based upon circumstances giving rise to an indemnification claim against the other party hereunder unless such settlement or compromise provides that the indemnified party shall be unconditionally and irrevocably released from all liability in respect to such claim.

     (d) The agreements contained in this Section 11 and in Section 12 hereof and the representations and warranties of the Jefferson Parties set forth in this Agreement shall remain operative and in full force and effect regardless of
(i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents, attorneys, servants or employees or by or on behalf of any of the Jefferson Parties or any officers, directors, controlling persons, agents, attorneys , servants or employees of any of the Jefferson Parties; (ii) delivery of and payment hereunder for the Shares; or

(iii) any termination of this Agreement. Notwithstanding the prior sentence, Sections 11 and 12 hereof are subject to and limited by Section 23A of the Federal Reserve Act, as applicable.

     Section 12. Contribution.

     In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Jefferson Parties or the Agent, the Jefferson Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification (including any investigation, legal and other expenses incurred in connection therewith and any amount paid in settlement of any action, suit, or proceeding of any claims asserted, but after deducting any contribution received by the Jefferson Parties or the Agent from persons other than the other party thereto, who may also be liable for contribution) in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) ("Agent's Fees), less any portion of Agent's Fees paid by Agent to Assisting Brokers, bear to the total proceeds received by the Jefferson Parties from the sale of the Shares in the Offering, net of all expenses of the Offering, except Agent's fees and (ii) the Jefferson Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 11 above, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Jefferson Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Jefferson Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Jefferson Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, except Agent's fees, net of all expenses of the Offering, received by the Jefferson Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Jefferson Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Jefferson Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood and agreed that the above-stated limitation on the Agent's liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution with respect to any loss or liability arising from such misrepresentation from any person who was not found guilty of such fraudulent misrepresentation. The duties, obligations and liabilities of the Jefferson Parties and the Agent under this Section 12 and under Section 11 shall be in addition to any duties, obligations and liabilities which the Jefferson Parties and the Agent may otherwise have. For purposes of this Section 12, each of the Agent's and the Jefferson Parties' officers, directors and, controlling persons within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Jefferson Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12.

     Section 13. Survival.

     (a) All representations, warranties and indemnities and other statements contained in this Agreement, or contained in certificates of officers of the Jefferson Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Jefferson Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Jefferson Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

     (b) The provisions of Paragraph 8 of the Letter Agreement, "Additional Services," shall survive the issuance of the Shares (but not any termination or cancellation of this Agreement) for a period of one (1) year, and any legal representative, successor or assign of the Agent, and any of the Jefferson Parties shall be entitled during such period to the benefit of the agreements contained therein.

     Section 14. Termination. Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

     (a) In the event (i) the Plan is abandoned or terminated by the Holding Company; (ii) the Holding Company fails to consummate the sale of the minimum
number of Shares prior to            , 2003 in accordance with the provisions of
                          -----------
the Plan or as required by the Conversion Regulations and applicable law; or
(iii) immediately prior to commencement of the Offering, the Agent terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the Prospectus or the existence of market conditions which might render the sale of the Shares inadvisable, this Agreement shall terminate and the Jefferson Parties shall refund to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest in accordance with Section 2 hereof and any such termination shall be without liability of any party to any other party except as otherwise provided in Sections 2, 4, 9, 11 and 12 hereof.

     (b) If any of the conditions specified in Section 10 hereof shall not have
been fulfilled when and as required by this Agreement, or by              ,
                                                             -------------
2003, or waived in writing by the Agent, this Agreement and all of the Agent's obligations hereunder may be canceled by the Agent by notifying the Bank of such cancellation in writing at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 2, 4, 9, 11 and 12 hereof.

     (c) If Agent elects to terminate this Agreement as provided in this Section, the Bank and the MHC shall be notified by the Agent as provided in
Section 15 hereof.

     (d) If this Agreement is terminated in accordance with the provisions of this Agreement, the Agent shall retain the advisory and management fee paid to it pursuant to Section 4 and the Jefferson Parties shall reimburse the Agent for any of its other actual, accountable, reasonable out-of-pocket expenses pursuant to Section 9, including without limitation, communication, legal and travel expenses.

     Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Agent shall be directed to Keefe, Bruyette & Woods, Inc., 211 Bradenton Drive, Dublin, Ohio 43017, Attention: Mr. Harold Hanley (with a copy to Silver, Freedman & Taff, L.L.P., 1700 Wisconsin Avenue, N.W., Washington, D.C. 20007, Attention: Dave M. Muchnikoff); notices to the Jefferson Parties shall be directed to Jefferson Bancshares, Inc., 120 Evans Avenue, Morristown, Tennessee 37814, Attention:
Anderson L. Smith, President and Chief Executive Officer (with a copy to Muldoon Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016,
Attention: Paul M. Aguggia, Esq.)

     Section 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Jefferson Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties, except for Paragraphs 4, 10 and 11 of the Letter Agreement, which are not hereby superseded.

     Section 17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

     Section 18. Construction and Waiver of Jury Trial. This Agreement shall be construed in accordance with the laws of the State of New York. Each of the Jefferson Parties and the Agent waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

     Section 19. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

                                       Very truly yours,

                                       JEFFERSON BANCSHARES, MHC


                                       By:
                                           -------------------------------------
                                           Anderson L. Smith
                                           President and Chief Executive Officer


                                       JEFFERSON BANCSHARES, INC.


                                       By:
                                           -------------------------------------
                                           Anderson L. Smith
                                           President and Chief Executive Officer


                                       JEFFERSON FEDERAL SAVINGS AND LOAN
                                       ASSOCIATION OF MORRISTOWN


                                       By:
                                           -------------------------------------
                                           Anderson L. Smith
                                           President and Chief Executive Officer

The foregoing Agency Agreement is
hereby confirmed and accepted as of
the date first set forth above.

KEEFE, BRUYETTE & WOODS, INC.


By:
    -------------------------------------
    Harold Hanley